Exhibit 99.1

Gladstone Capital Announces First Cash Distribution for its Newly Issued Term Preferred Stock

MCLEAN, VA, May 29, 2014 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following cash distribution.

Term Preferred Stock: $0.196875 per share of the Company’s 6.75% Series 2021 Term Preferred Stock (“Series 2021 Term Preferred Stock”), payable per the table below. The distribution is comprised of a full monthly amount for June 2014 ($0.140625) and a prorated monthly amount for May 2014 ($0.056250), reflecting the number of days the Series 2021 Term Preferred Stock was issued and outstanding during the month of May 2014. The Series 2021 Term Preferred Stock trades on the NASDAQ under the symbol “GLADO.”

Summary table for Series 2021 Term Preferred Stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution

June 17	June 19	June 30	$0.196875

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation: +1 703 287 5893